EXHIBIT 10.05
MARTIN MARIETTA MATERIALS, INC.
AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN
I.	PURPOSE

The purpose of the Martin Marietta Materials, Inc. Executive Incentive Plan (the “Plan”) is to enhance profits and overall performance by providing for its key management an additional inducement for achieving and exceeding Martin Marietta Materials, Inc. (“MMM” or the “Corporation”) performance objectives. Additionally, the Plan will allow a level of compensation that is appropriate when compared with compensation levels of other comparable organizations.

II.	STANDARD OF CONDUCT AND PERFORMANCE EXPECTATION
A.
It is expected that the business and individual goals and objectives established for this Plan will be accomplished in accordance with the Corporation’s policy on ethical conduct in business. It is a prerequisite before any award can be considered that a participant will have acted in accordance with the Martin Marietta Materials, Inc. Code of Ethics and Standards of Conduct and fostered an atmosphere to encourage all employees acting under the participant’s supervision to perform their duties in accordance with the highest ethical standards. Ethical behavior is imperative. Thus, in achieving one’s goals, the individual’s commitment and adherence to the Corporation’s ethical standards will be considered paramount in determining awards under this Plan.

B.	Plan participants whose individual performance is determined to be less than acceptable are not eligible to receive incentive awards.
III.	EFFECTIVE DATE

The Plan will become effective each year commencing January 1.

IV.	BASIC PROGRAM ELIGIBILITY

Subject to the discretion of the Chief Executive Officer of the Corporation, an employee will be eligible to participate in the Plan for any Plan year in which the employee is classified no later than July 1 of that year as one of the following:

President
Vice President
General Manager

Director
Others recommended by a Corporate Officer
A Corporate Officer is any elected officer of the Corporation.

V.	BASIS FOR AWARDS

Awards will be paid based on the actual base salary paid to each participant during each Plan year, and will be determined based on the following criteria:

	Responsibility	Target Incentive Award
A.	Level	(% of Annual Salary)
	Chief Operating Officer	80-100%

	Division Presidents	60%-80%

	Designated VPs of major functions reporting to the Corporation’s President or Chief Executive Officer (Corporate Unit Head)	60%-80%

	Vice President/General Manager reporting to a Division President or Corporate Unit Head	40%-50%

	Designated Directors/General Managers/ Vice Presidents	30%-50%

	Other Directors/Managers	30%-35%
The award percentages noted above may be adjusted up or down subject to the discretion of the Chief Executive Officer of the Corporation.
B.	Available Award

Total incentive awards will be based on a combination of the performance of MMM, the Operating Unit (as defined below), the Corporate Unit (as defined below) and the individual, depending on the position occupied by the participant and other factors described below. An “Operating Unit” is an operating unit(s) of the Corporation for which the individual is responsible (for example, one or more segments, divisions, regions, districts, etc.) as designated by the Chief Executive Officer. A “Corporate Unit” is a non-operating unit(s) of the Corporation for which the individual is responsible (for example, one or more of finance, legal, marketing, purchasing, etc.) as designated by the Chief Executive Officer. The portion of the total award determined by the performance of MMM, the Operating Unit, the Corporate Unit and the individual is outlined below.

1.	Operating Units

For Division Presidents, participants reporting to Division Presidents, and participants whose work is primarily related to an Operating Unit, the award will be based on the following:

	Operating Unit	Division	MMM	Individual
	Performance	Performance	Performance	Performance
Divisions
Line Management	50%	—	25%	25%
Staff	37.5%	—	25%	37.5%

Areas, Districts & Regions	50%	12.5%	12.5%	25%
Line Management	37.5%	12.5%	12.5%	37.5%
Staff
2.	Corporate Units

For individuals reporting to the Chief Executive Officer who are responsible for a Corporate Unit and are not in an Operating Unit (“Corporate Unit head”), participants reporting to a Corporate Unit head, and participants whose work is primarily related to the Corporation, the award will be based on the following:

•	Fifty percent (50%) of the award will be based on MMM performance, as defined in Paragraph V.C.1 below.

•	Fifty percent (50%) of the award will be based on individual performance, as defined in Paragraph V.C.2 above.
3.	Combined Responsibilities

For individuals who have responsibilities described in both Paragraphs V.B.1 and V.B.2 above, the award will be based on the following:
•	Sixty-five percent (65%) of the award will be based on the performance of MMM and the Operating Unit(s) which that individual is responsible, as defined in Paragraph V.C.1 below.

•	Thirty-five percent (35%) of the award will be based on individual performance, as defined in Paragraph V.C.2 below.

C.	Performance Criteria
1.	MMM, Operating Units and Corporate Units

MMM, Operating Unit and Corporate Unit performance will be measured by profit contribution, cash flow, sales and production metrics and/or other appropriate financial performance, return, safety and other factors reflecting the performance of the Corporation, Operating Unit and Corporate Unit.

The Management Development and Compensation Committee of the Board of Directors will determine the percentage that was achieved by MMM and the Chief Executive Officer of the Corporation will determine the percentage that was achieved by the Operating Units and the Corporate Units, each based on an assessment of the factors listed above and on a subjective evaluation of the overall contribution to the Corporation and will apply that percentage to the portion of the total award that is available for MMM, the Operating Unit(s) and/or the Corporate Unit(s) as outlined in Paragraph V.B. above.

2.	Individual Performance

The portion of the total award based on individual performance, if applicable, will be based on an assessment of the actual achievement of the individual relative to quantitative, measurable goals established for the Plan year, conduct in accordance with the Corporation’s Code of Ethics and Standards of Conduct and a subjective evaluation of the relative significance of one’s efforts in respect to its bearing on the overall Corporation, Operating Unit(s) and/or Corporate Unit(s).

The Chief Executive Officer will determine the percentage that was achieved by the individual based on an assessment of the factors listed above and on a subjective evaluation of the overall contribution of the individual, and will apply that percentage to the portion of the total award that is available for the individual, as outlined in Paragraph V.B. above.

D.	Discretion of the Chief Executive Officer

Subject to approval by the Management Development and Compensation Committee of the Board of Directors, the Chief Executive Officer of the Corporation may modify the percentage of available award for any or all of the MMM, Operating Unit, Corporate Unit and/or individual awards, based on an assessment of organizational and/or individual contribution. The participant’s individual performance may impact the percent of available MMM, Operating Unit and/or Corporate Unit award. The performance of MMM, the Operating Unit and/or Corporate Unit may impact the percent of available individual award.

E.	Payment of Awards

Awards under the Plan shall be payable in a lump sum, excluding the amounts, if any, credited on an elective or non-elective basis to stock units pursuant to the Martin Marietta Materials, Inc. Incentive Stock Plan, as soon as practicable following the close of the Plan year, but in no event later than March 15th of the year following the Plan year.

F.	Changes in Participation

An employee must be a full-time employee of the Corporation on December 31 of the Plan Year to be eligible to participate in the Plan. It is recognized that during a Plan year, individual changes in the eligibility group may occur as participants change jobs or terminate through death, retirement or other reasons. As these circumstances occur, the Chief Executive Officer of the Corporation may, in his discretion, give consideration to recommend the grant of the award under the Plan and/or to adjust the amount of incentive award paid.

Persons in the eligibility group hired during a Plan year may be eligible for an award under the Plan in that year at the discretion and approval of the Chief Executive Officer.